Exhibit (c)(4)

Deutsche Bank CONFIDENTIAL Corporate Banking & Securities

Discussion materials

May 2013

Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

Discussion topics / issues for consideration

– Financing structure and source of funds

– Liquidity and free cash flow

? Capital expenditures ? Asset sales ? Working capital

– Timing considerations

? Future quarterly performance

? Share price performance and outlook

– Process and timing

Deutsche Bank 1 Corporate Banking & Securities

($ in millions, except per share data)

Transaction assumptions

Purchase price $12.50 Float shares 55.4 Share purchase cost $692 Implied purchase multiple: TEV / LTM 3/31/13 EBITDA 8.1x

Indicative rate assumptions

Revolver L + 325 Term loan B (Institutional) L + 325 LIBOR floor 1.00% OID 99 New senior notes (bonds) 7.50%

Blended cost of debt 5.40%

Pro forma capitalization assumes:

– $150 million cash contribution of new equity from DHM

– Resolution of existing $75 million margin loan

– 3/31/13 LTM EBITDA of $196 million

Illustrative pro forma capitalization

5.2x net leverage, $12.50 purchase price

Pro forma capitalization

As of Adjustments Pro forma 3/31/13 +—3/31/13

Dole balance sheet cash $347 ($219) $128 Revolver ($180 million capacity) $97 (97) —Term loan B (Institutional)(a) 675 50 725

Total secured debt $772 $725

New senior notes (bonds) — 400 400 Other debt 24 24

Total debt $796 $1,149 Net debt $448 $1,021

New DHM equity injection — 150 150

(b)	(c)

Existing common equity 999 445 (999) 445

Total capitalization $1,795 $1,743

Credit statistics:

Interest expense, net 27 62 EBITDA / net int exp 7.2x 3.2x Total debt / EBITDA 4.1x 5.9x Net debt / EBITDA 2.3x 5.2x

(a) Term loan B would require either an amendment from lenders on the current credit agreement to allow for an add-on deal or a new deal due to the Restricted Payments shortfall and increase in net leverage over 5.0x.

(b)	Represents existing market value of total Dole equity.
(c)	Represents DHM’s market value of equity being rolled into the transaction at $12.50 per share.

Deutsche Bank 2 Corporate Banking & Securities

Illustrative sources & uses

5.2x net leverage, $12.50 purchase price

($ in millions)

Sources of funds Uses of funds

Cash from Dole balance sheet $219 Purchase non-DHM equity $692

Additional Term Loan B (Institutional) 50 Repay existing Dole revolver 97

New senior notes (bonds) 400 Estimated transaction costs 30

DHM cash contribution 150

Roll existing DHM equity 445 Roll existing DHM equity 445

Total sources $1,264 Total uses $1,264

Note: DHM rolled existing equity assumes the $75 million margin loan has been resolved.

Deutsche Bank 3 Corporate Banking & Securities

Flexi-Van transaction overview

$150 million dividend

($ in millions)

Sources	
New ABL Revolver ($350m capacity)	$230
New senior unsecured notes	200
Total sources	**$430**

Uses	
Repay existing debt	$249
Repay HoldCo note	20
Dividend to parent	151
Fees and expenses	10
Total uses	**$430**

New ABL
L+250 bps area, no floor

New notes
7.50% area

Pro forma capitalization / **$50m additional new notes**

($ in millions)	As of 3/31/2013	Mult. Of EBITDA	*Adjustments*	Pro forma 3/31/2013	Mult. Of EBITDA	Pro forma 3/31/2013 ($50m additional new notes)	Mult. Of EBITDA ($50m additional new notes)
Existing first lien debt	$249		*($249)*	$0		$0	
New ABL Revolver ($350m capacity)	--		*230*	230		230	
Total first lien debt	**$249**	**2.7x**		**$230**	**2.5x**	**$230**	**2.5x**
HoldCo notes	$20		*(20)*	$0		$0	
New senior unsecured notes	--		*200*	200		250	
Total debt	**$269**	**2.9x**		**$430**	**4.7x**	**$480**	**5.3x**
LTM 3/31/13 PF Adj. EBITDA[(a)]	$91			$91		$91	
LTM 3/31/13 capex	40			40		40	
PF interest expense	10		*12*	22		26	
Credit metrics							
Total sec. debt / EBITDA	2.7x			2.5x		2.5x	
Total debt / EBITDA	2.9x			4.7x		5.3x	
Dividend proceeds				$151		$201	

(a) Includes $5.3 million of adjustments related to acquisitions and principal payments from Direct Finance Leases

Deutsche Bank
Corporate Banking & Securities

4

Recent LBO fees & pricing

Term Loan B	2nd Lien	Bond
Average fees: 2.43%	Average fees: 3.21%	Average fees: 3.86%
Average flex: 2.05%	Average flex: 2.08%	Average flex: 2.47%

	Company A	Company B	Company C	Company D	Company E	Company F	Company G
Issue Date	Announced	Announced	Announced	Announced	April 2013	March 2013	March 2013
Sponsor	Towerbrook	Rhone Capital	KKR	Silver Lake	ABRY Partners	TPG	Advent
Term Loan B							
Ind. spread / coupon	L+350	L+425	L+325	L+350 (TLB 6.5-yr)	L+400	L+375	L+475
Floor	1.00%	1.00%	1.00%	1.00%	1.25%	1.25%	1.25%
Flex	2.00%	2.25%	1.75%	1.88%	1.75%	2.00%	2.75%
Fees	2.50%	2.50%	2.25%	2.25%	2.25%	2.50%	2.50%
Bond / 2nd Lien							
Ind. spread / coupon	L+725	L+800	7.25%	6.25%	L+775	L+750	9.50%
Floor	1.00%	1.00%	--	--	1.25%	1.25%	--
Flex	2.25%	2.25%	2.50%	2.50%	2.00%	2.00%	2.75%
Fees	3.25%	3.25%	3.75%	3.25%	3.00%	3.25%	4.00%

	Company H	Company I	Company J	Company K	Company L	Company M	Company N
Issue Date	January 2013	January 2013	December 2012	December 2012	December 2012	November 2012	November 2012
Sponsor	Carlyle	Bain	Am. Sec.	Permira	Carlyle / BC	TPG	Ares
Term Loan B							
Ind. spread / coupon	L+425	L+450	L+475	L+450	L+450	L+375	L+400
Floor	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%
Flex	1.75%	2.00%	2.75%	2.25%	2.00%	1.75%	1.75%
Fees	2.25%	2.50%	2.50%	2.50%	2.50%	2.50%	2.50%
Bond / 2nd Lien							
Ind. spread / coupon	8.75%	8.75%	--	9.50%	9.25%	L+775	L+800
Floor	--	--	--	--	--	1.25%	1.25%
Flex	2.00%	2.50%	--	2.75%	2.25%	2.00%	2.00%
Fees	4.00%	4.00%	--	4.00%	4.00%	3.25%	3.25%

Deutsche Bank
Corporate Banking & Securities
5

Recent share price performance

Prices Last 12 month performance

Current $11.16 $15.00 20.0 1 day prior to share buyback 10.43 $14.00 announcement

16.0

$13.00

Average prices

Avg. VWAP $12.00

$11.16 12.0

1	week $11.00 $10.99

$11.00 Volume 1 month 10.65 10.64

Price (in

3	month 10.89 10.90 $10.00 12 month 11.14 11.14 8.0 mm)

$9.00

$8.00

4.0

$7.00

$6.00 0.0

May-12 Jun-12 Aug-12 Sep-12 Nov-12 Dec-12 Feb-13 Mar-13 May-13

Volume Price

Source: Factset

Deutsche Bank 6 Corporate Banking & Securities

Premiums paid in precedent transactions

Acquisitions by >0%, <50% shareholders;

>$500mm enterprise value

Strategic buyers Non-strategic buyers

1 day prior 1 week prior 4 weeks prior 1 day prior 1 week prior 4 weeks prior Average 46% 46% 47% 27% 28% 27% Median 45% 45% 48% 21% 19% 27%

Select recent transactions

Target M&F Worldwide 99 Cents Only ResCare Skyterra Tercica PRA Intl Dole

MacAndrews Gold Family /

Acquiror Onex Harbinger Ipsen Genstar DHM

& Forbes Leonard Green

Year 2011 2011 2010 2009 2008 2007 2003

Ownership 43% 33% 25% 49% 23% 13% 24%

111%

47% 47% Premium

37% (1 day) 32% 31% 13%

Source: SDC

Deutsche Bank 7 Corporate Banking & Securities

Preliminary process and timing

Week

Process steps -2 -1 1 2 3 4 5 6 7 8 9 10 11 12

Pre-proposal preparation

– Pricing

– [Highly confident letter]

– Offer letter

Proposal to Board

[Company / DHM publicly announces receipt of proposal] Board forms Special committee and hires advisors Special committee meeting to discuss proposal / response DHM / Special committee chairman meet to discuss response

[Financial advisor conducts market check]

DHM / Special committee agree on price

Negotiation of definitive agreements

Transaction announcement

Deutsche Bank 8 Corporate Banking & Securities